Exhibit 10.4

FORM OF
SPX CORPORATION
CONFIDENTIALITY
AND
NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by SPX Corporation or by the particular division or subsidiary of SPX for which I am employed (collectively and individually “SPX”), potential future salary and benefit adjustments and/or promotions, and any other positions that I may subsequently hold with SPX or any of its affiliated companies, and in specific consideration for SPX having granted to me in the past and granting to me in the future access to Confidential and Proprietary Information (as set out in Paragraph 1 below) which I would not have obtained absent my employment with SPX, I, the undersigned, hereby agree as set forth below.

1.                                       Confidential or Proprietary Information.

I acknowledge and agree that during the course of my employment by SPX, I have and will come into contact with and have access to various technical and non-technical Confidential or Proprietary Information which is the property of SPX.  This information relates both to SPX and any persons, firms, corporations or other entities which are customers of SPX or other entities that have dealings with SPX.  I acknowledge and agree that I am being provided access to such Confidential or Proprietary Information subject to and solely based upon my agreement to the covenants set forth in this Agreement and I would not otherwise be afforded access to such information.

For purposes of this Agreement, the term “confidential or proprietary information” shall include, but not be limited to, SPX’s trade secrets, which includes, but is not limited to: (i) information with respect to costs, commissions, fees, profits, sales, markets, products and product formulae, mailing lists, strategies and plans for future business, new business, product or other development, new and innovative product ideas, potential acquisitions or divestitures, and new marketing ideas; (ii) product formulations, methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, and other means used by SPX in the conduct of its business; (iii) the identity of SPX’s customers, distributors and suppliers and their names and addresses, the names of representatives of SPX’s customers, personnel placement prospects or contacts, distributors or suppliers responsible for entering into contracts with SPX, the amounts paid by such customers to SPX, specific customer needs and requirements, and leads and referrals to prospective customers; and (iv) the identity and number of SPX’s employees, their salaries, bonuses, benefits, qualifications and abilities; all of which information I acknowledge and agree is not generally known or available to the general public, but has been developed, compiled or acquired by SPX at its effort and expense.  Confidential and proprietary information can be in any form: oral, written or machine readable, including electronic files.  I further acknowledge and agree that the confidential and proprietary information is secret, valuable and owned by SPX, and that SPX has exercised substantial efforts to preserve the secrecy of the confidential and proprietary information.

I specifically covenant and agree to hold all Confidential or Proprietary Information and any data or documents containing or reflecting Confidential or Proprietary Information in the strictest confidence, and that both during employment and at any time after employment with

SPX, I will not, without the prior written consent of the Chief Executive Officer of SPX, disclose, divulge or reveal to any person, or use for any purpose other than for the exclusive benefit of SPX, any Confidential or Proprietary Information, whether contained in my memory or embodied in writing or other physical form.

2.                                       Non-solicitation of Customers and Employees.  During the term of my employment with SPX and for a period of one (1) years thereafter, I will not solicit, divert or attempt to divert from SPX any customer or employee whose business or services SPX has enjoyed, solicited or employed at any time during the two (2) year period immediately prior to my separation from SPX.

3.                                       Non-retention of Material.  Upon termination of employment, I will promptly deliver to SPX, and not keep or deliver to any person, firm, corporation, association or other entity, all manuals, letters, notes, notebooks, price lists, customer lists, reports and copies thereof and all written materials of a confidential or proprietary nature relating to SPX’s business which are in my possession or under my control.  I also agree not to retain any copies, duplications, reproductions or excerpts of the foregoing materials.

4.                                       Solicitations.  I agree not to solicit for personal use any type of gift, paid travel, personal inducement, tickets to an event, invitations or contributions from a supplier or vendor or from any other third party with whom SPX presently does business, or may in the future do business, and acknowledge that violation of this provision will result in disciplinary action up to and including discharge as determined by SPX in its sole discretion.  The above does not apply to unsolicited gifts or entertainment of nominal value as described in the Company’s Code of Conduct.

5.                                       Inventions/Developments.  I agree to hold in confidence and to disclose to SPX fully and promptly in writing, all inventions, improvements, discoveries, formulas, processes, technical information, systems, designs, trademarks, trade names, service marks and suggestions relating in any way to the business of SPX whether patented, patentable or unpatentable (“Developments”), which, during the period of my employment by SPX are made, developed or conceived by me, either solely or jointly with others in the course of such employment or with the use of SPX’s time, materials or facilities, or relating to any subject matter with which my work with SPX is or may be concerned, or relating to any problems arising in SPX’s business of which I have been or may become informed by reason of my said employment.

I hereby assign, and agree to assign to SPX during my employment and thereafter, all my rights to and evidence of such rights to the Developments, whether or not patent applications are filed thereon.  I agree, whenever requested to do so by SPX during my employment or thereafter, without charge to SPX, but at its expense, to grant to SPX or its nominee my entire interest in any or all of such Developments by executing, acknowledging and delivering all documents and by rendering all assistance such as giving testimony in support of a particular invention, which SPX may deem necessary or proper for that purpose and for the purpose of perfecting in SPX title to patents, copyrights or other rights therefore and reissues, renewals, continuations, divisions, or extensions of such rights, both domestic and foreign.

6.                                       Non-Competition.  During the term of my employment with any SPX business unit and for one-year period immediately after termination of said employment, I will not directly or indirectly accept employment with or render services on behalf of a competitor of any SPX business unit at which I have been employed, or any other third party, in any capacity where the confidential information of an SPX business unit acquired by me during my employment with an SPX business unit would reasonably be considered to be useful to the competitor or to such other third party to become a competitor based in whole or in part on such information.

If any provision of this paragraph is held to be unenforceable, it shall be curtailed as to time, location or scope to the extent necessary to be valid under applicable laws, and as so curtailed shall be enforceable.

7.                                       Conflict of Interest.  I agree not to participate as an owner or part-owner in any manner whatsoever in any proprietorship, partnership, firm, corporation, or other organization or entity which directly or indirectly competes with SPX, or has any business relationship with SPX, or is engaged in a business relationship which conflicts in any way with the interest of SPX, without the express written authorization of the CEO of SPX.  This covenant shall not apply to the ownership of less than 1% of the outstanding securities of any SPX competitor, customer or supplier whose shares of stock are traded on a nationally recognized stock exchange or over-the-counter market.

8.                                       Termination of Employment.  Nothing in this Agreement shall be construed to constitute an agreement or commitment of employment by SPX for any particular period of time or to limit in any way the right of SPX or myself to terminate my employment at will.  This Agreement supersedes and rescinds any and all employment agreements with SPX, whether verbal, written, or otherwise expressed or implied.  Termination of employment shall not relieve me of any of my obligations contained in this Agreement which continue in force and effect after termination of my employment.

9.                                       Remedies Upon Breach.  I recognize and acknowledge that in the event of any default in, or breach of any of the terms, conditions and provisions of this Agreement (either actual or threatened) by me, SPX’s remedies at law shall be inadequate.  Accordingly, I agree that in such events, SPX shall have the right to specific performance and/or injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative.  In the event of a breach of paragraphs 2 or 6 of this Agreement, and if any customers or employees of SPX are lost by SPX due to the breach, the parties hereby stipulate that the court may award damages in an amount equal to two times the highest annual sales volume (in the case of customer(s)) or highest yearly salary/wages (in the case of employee(s)) during the five (5) years immediately preceding termination of my employment.   I further acknowledge and agree that SPX shall be entitled to recover from me all costs and expenses incurred by SPX, including its reasonable attorney’s fees and expenses, in connection with SPX’s enforcement of its rights under this Agreement.

10.                                 Waiver.  Failure to insist upon strict compliance of any of the terms, covenants or conditions contained in this Agreement shall not operate as a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more time be deemed a waiver or relinquishment of such right or power at any other time.

11.                                 Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, then the unenforceable provision shall be severed and the remainder of this Agreement shall be enforced as though the unenforceable provisions were not included.

12.                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, heirs, and successors as well as SPX’s divisions, subsidiaries, affiliates and assigns.  I acknowledge that I may not assign any of my rights or delegate any of my duties under this Agreement.

13.                                 Applicable Law.  This Agreement shall be construed according to the laws of the State of North Carolina.

14.                                 General.  This Agreement contains the entire understanding of the parties relating to the subject matters addressed herein, and supersedes any prior agreements, except for any other confidentiality, non-compete or other protective covenants between me and SPX, which shall remain in effect to the extent that they provide greater protection for SPX and its legitimate protectible interests.  This Agreement may not be amended, modified or waived, except by a writing signed by myself and an authorized Officer of SPX.

[SIGNATURE PAGE FOLLOWS]

I acknowledge that I have this day received and read a copy of this Agreement, that I understand its provisions, and that I will observe and fully comply with its provisions.

Employee:	Date:

SPX Corporation

By:

Its: